UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): October 5, 2018
J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15274	26-0037077
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6501 Legacy Drive Plano, Texas	75024-3698
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:  (972) 431-1000
 Not Applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2018, J. C. Penney Company, Inc.’s direct wholly-owned subsidiary J. C. Penney Corporation, Inc. (“JCPenney”) and Synchrony Bank (“Synchrony”) entered into an amended and restated Consumer Credit Card Program Agreement (the “Agreement”) with respect to the marketing and servicing alliance for JCPenney’s credit card program (the “Program”). The Agreement, pursuant to which Synchrony will continue to offer JCPenney private label and co-branded credit cards to new and existing customers of JCPenney, extends the term of the Program until January 2027.

JCPenney and Synchrony will jointly market the Program in accordance with the terms of the Agreement. In addition, under the Agreement, JCPenney will receive on-going payments based on purchases made on JCPenney credit cards issued under the Program as well as the overall performance of the credit card portfolio. JCPenney will also receive from Synchrony one-time payments of $30 million and $20 million in Fiscal 2018 and Fiscal 2019, respectively. Upon the occurrence of certain events, Synchrony may establish a reserve account as a set-off against the parties’ daily settlement process under the Agreement.

The parties have made customary representations, warranties and covenants, and have provided for customary reciprocal indemnification for specified actions taken in connection with the Program. The parties are also subject to customary confidentiality, privacy and data security provisions. Either party may terminate the Agreement early upon the occurrence of certain events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:	/s/ Brandy L. Treadway
Brandy L. Treadway
Senior Vice President, General Counsel

Date:  October 10, 2018